Exhibit 3.5

OUTLINE OF THE

RESTATED ARTICLES OF INCORPORATION

OF FISHER BROADCASTING COMPANY

AS OF FEBRUARY 16, 2001

RESTATED ARTICLES OF INCORPORATION

OF

FISHER BROADCASTING COMPANY

ARTICLE I.

Name

The name of the corporation shall be FISHER BROADCASTING COMPANY

ARTICLE II.

Purposes and Objects

1. To construct, own, maintain and operate radio broadcasting stations, television broadcasting stations and facsimile broadcasting stations; to carry on the business of and deal in any part or parts of the world as the corporation may determine, wireless telegraph, wireless telephone, radio telegraph, radio broadcasting, television broadcasting and facsimile broadcasting in all their branches, and in any other form of wireless, electronic, radio and television communication, transmission and the like which may hereafter be developed, invented or improved; to construct, own and operate telephone and telegraph lines and plants; to engage in the business of buying, selling, exchanging, leasing, hiring, operating and otherwise dealing in radio, television, recording, photographic, electronic, electrical and mechanical instruments, equipment and apparatus of all kinds and of any other goods, wares and merchandise of whatsoever kind and nature; to manufacture, construct, remodel and repair radio, television, recording, photographic, electronic, electrical and mechanical instruments, equipment and apparatus of all kind and nature; to act as the agent of other persons, partnerships and/or corporations for the purchase, sale and exchange of such radio, television, recording, photographic, electronic, electrical and mechanical instruments, equipment and apparatus of all kinds and any other person, partnership and/or corporations to carry out any and/or all of the objects and purposes above mentioned; to conduct, engage in and carry on commercial, mercantile and manufacturing businesses of any and every kind; generally to engage in and carry on any lawful business or trade which may, in the judgment of the Board of Directors, at any time be necessary, useful or advantageous in connection with the accomplishment of the purposes and objects of this corporation, whether or not such business or trade is similar in nature to the purposes and objects heretofore set forth in Article II.

2. To acquire, own, mortgage, sell, lease and otherwise dispose of patents, and patent rights, for radio, telephone and telegraph businesses.

3. To purchase, own, sell, lease, rent and otherwise dispose of any, and all, kinds of property, real, personal or mixed.

4. To acquire the business, good-will, rights, property and plants of all kinds of any person, firm or corporation, on such terms as may be agreed upon, and to pay for the same in cash, stocks, bonds, debentures, or other securities of this corporation, or otherwise; and to carry on any business so acquired.

5. To purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation, or corporations, of this or any other state, territory or country; and to exercise all the rights, powers and privileges of ownership, including the right to vote any stock owned by this corporation; to aid in any lawful manner such corporations; and to do all legal acts and things designed for the preservation, protection, improvement, development or enhancement of the value of the assets of any such corporation, or its stocks, bonds, securities, evidences of indebtedness, contracts, obligations or business.

6. To acquire by purchase, subscription or otherwise, and to hold as an investment, the stock in any other corporation, and any bonds, securities or evidences of indebtedness created or issued by any other corporation; and to allow any other corporation to subscribe for, own and vote shares of stock of this corporation. To purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of any, and all, such stocks, bonds, securities, subscriptions, evidences of indebtedness, or any part thereof. To mortgage any and all of its property, real, personal or mixed; to purchase any kind of property, subject to any mortgage or pledge, and to obligate itself to pay the same.

7. To borrow money to any extent that it may deem advisable; to incur indebtedness in any manner, and to secure payment of the same in any lawful manner, including the issue and sale, or other disposition of its own stock, and of its bonds, warrants, debentures, obligations, negotiable and transferable instruments, and other evidences of indebtedness of all kinds, whether secured by mortgage, pledge, deed of trust, or otherwise; to engage in the business of manufacturing and merchandising and in the lending of money; to join or consolidate with, and to enter into any agreement not in contravention of law, with any firm, association or corporation, in and about the carrying on of any and all kinds of business which this corporation may desire to aid, assist or promote, and which it might by itself do; to engage in and carry on any kind of business carried on by any corporation in which this corporation may have any interest, and which the laws of the State of Washington permit a corporation with non-par-value stock to engage in or carry on; to do each and every thing whatsoever which may at any time be, or become, necessary, convenient or advisable for it to do in order to accomplish or carry out all, or any, of the objects or purposes, or exercise any, or all, of the powers hereinbefore mentioned, as well as each and every of the powers expressly or implied conferred in or by the laws of the State of Washington in relation to similar corporations, or corporations doing substantially similar business.

8. To advance or lend money with or without security and to aid endorsement, guaranty or otherwise, any corporation, association, firm, entity or individual.

ARTICLE III.

Capital Stock

The total number of shares of stock authorized and which may be issued by the corporation is seventy thousand (70,000), of which thirty-five thousand (35,000) shares are Participating Preferred Stock of the par value of thirty dollars ($30.00) per share and thirty-five thousand (35,000) shares are Common Stock of thirty dollars ($30.00) par value. Description of said classes of stock and the relative rights, voting power, preferences and restrictions granted to or imposed upon the shares of each class are as follows:

1(a) The holders of the Participating Preferred Shares in preference to the holders of the Common Stock shall be entitled to receive as and when declared by the Board of Directors out of any funds of this corporation at the time legally available therefor, cash dividends at the rate of six dollars ($6.00) per share per year, payable quarterly on the 1st day of April, July, October and January, respectively, in each year, from the date on which such stock shall have been issued, before any dividends shall be declared or paid upon or set apart for the Common Stock; provided that with respect to the initial issue of such shares, the date of issue shall be deemed to be January 1, 1967. Such dividends shall be cumulative (whether or not in any quarterly dividend period there shall be funds of the corporation legally available for the payment of such dividends) from January 1, 1967, as to all shares initially issued (the first such dividend on such shares to be payable April 1, 1967) and otherwise from the quarterly dividend payment date next preceding the date of issue of such shares.

Such dividends shall be payable before any dividends shall be declared or paid upon or set apart for the Common Shares, and shall be cumulative, so that if in any quarter or quarters dividends upon the outstanding Participating Preferred Shares at the rate of six dollars ($6.00) per annum per share thereof shall not have been paid thereon or declared and set apart therefor, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividends or otherwise shall be declared or paid upon, or set apart for, the Common Shares.

1(b) In addition to the Preferred Dividends provided for in 1(a) above, the holders of the Participating Preferred Stock shall be entitled to participate in the manner and only to the extent hereinafter set forth in the earnings of the corporation over and above the earnings required to meet the $6.00 per annum cumulative dividend requirement of the Participating Preferred Stock provided for in 1(a) above, as follows:

(i) The from-time-to-time net earnings of the “Portland Division” (hereinafter defined) of the corporation developed after January 1, 1967, if any, in excess of the $6.00 per share yearly amount required to cover the Preferred Dividends on the issued and outstanding Participating Preferred Stock shall be considered as attributable to the Participating Preferred Stock in the manner and to the extent hereinafter provided. Such net excess earnings shall be credited to a bookkeeping account designated as the “Portland Excess Earnings Account”, which account shall also from time to time be debited with appropriate charges against it such as amounts required to pay the $6.00 per share Participating Preferred Dividends and any thereafter accruing net “Portland Division” operational losses.

(ii) The from-time-to-time excess, if any, in said “Portland Excess Earnings Account” at the beginning of each corporate tax year above a total amount of One Million Nine Hundred Thirty-Two Thousand Dollars ($1,932,000) shall also be credited to a bookkeeping account designated as the “Portland Earnings Available for Dividend Account.”

(iii) Commencing as of the time that there is first credited any amount to said “Portland Earnings Available for Dividend Account”, there shall also be established (for the purpose of computation of relative dividend payments on each class of stock) a bookkeeping account entitled “Overall Available for Dividends Account”, to which fund there shall from such time forward be credited the from time to time total earned and paid-in surplus of the corporation as of the beginning of each corporate tax year less, however, the amount of One Million Nine Hundred Thirty-Two Thousand Dollars ($1,932.000) or such lesser amount as then stands to the credit of the “Portland Excess Earnings Account.

(iv) With respect to any dividend declared when, as of the beginning of the corporate tax year during which the dividend was declared, any amount was then credited to the “Portland Earnings Available for Dividend Account,” such a dividend shall be declared ratably on both the Participating Preferred Stock and the Common Stock so that the total amount of the dividend paid on all shares of the issued and outstanding Participating Preferred Stock shall bear that ratio to the total amount of the dividend paid on the issued and outstanding shares of both classes of stock as the two funds, as of the beginning of the corporate tax year, bear to each other, that is, in the ratio that the then amount of the “Portland Earnings Available for Dividend Account” bears percentage wise to the then amount of the “Overall Available for Dividends Account”. The “Portland Earnings Available for Dividend Account” and the “Portland Excess Earnings Account” shall each be charged with the total amount of such dividends from time-to-time paid on the shares of the Participating Preferred Stock and the “Overall Available for Dividends Account” shall be charged with the total amount of the dividends from time to time paid on both classes of stock.

(v) For the purposes of the foregoing subparagraph (iv) above, there shall at all times from January 1, 1967 on be reflected upon the books of the corporation as a separate corporate accounting division the operations of the Portland Division (the former Fisher Broadcasting Company operation). Insofar as possible for accounting purposes, the books and records of such Division shall be maintained as if said Portland Division had continued operations after January 1, 1967, as a separate subsidiary corporation of this corporation with all allocations of income, expenses and taxes to be made accordingly in accordance with good accounting practices. Provided, however, that with respect to the amount of the accumulated carry-forward loss as of December 31, 1966, of Fisher Broadcasting for income tax purposes, the Portland Division operations shall have the benefit thereof, as eventually covered by its net earnings, to the fall extent that such loss is availed of by Fisher’s Blend or its parent, Fisher

Flouring Mills Company (as a result of consolidated returns, or otherwise) even though time limitations would have otherwise applied. Any allocation of general overhead expenses shall be made in as realistic a manner as possible as if the relationship between the Portland Division and the other operations of the corporation were at arm’s length. Any and all items involving an allocation of general overhead expenses may be reviewed by the KATU Executive Committee of the Board of Directors (such Committee to be provided for in the Bylaws of the corporation) and in the event that a majority of such Committee does not approve of the proposed allocation, the matter shall be presented by the Board of Directors to an independent firm of Certified Public Accountants acceptable to both the Executive Committee of the Portland Division and the Board of Directors whose determination with respect to such matter shall be determinative of such allocation. The cost and expenses of any such determination shall be attributable equally to the Portland Division and the balance of the corporate operation.

1(c) Except as provided with respect to dividends on the Participating Preferred Stock as in this section 1 hereinabove provided and except further that no dividend shall be declared that will result in reducing the earned and paid-in surplus of the corporation below the amount of $1,932,000 or such lesser amount as may then stand to the credit of the “Portland Excess Earnings Account,” the holders of the Common Stock shall be entitled to receive out of the surplus or net profits of the corporation available for the purpose, such dividends as may from time to time be declared by the Board of Directors; and the holders of the Common Stock shall be entitled to share ratably in any dividends so declared to the exclusion, except as above provided, of the holders of the Preferred Stock; it being the intent that the paid-in and earned surplus existing as of January 1, 1967, together with the net earnings of the corporation from January 1, 1967 on, less only net earnings of the “Portland Division” and less only such portion, if any, of the entire earnings of the corporation required to meet the $6.00 per share Preferred Dividend on the Participating Preferred Stock (if not covered by the net earnings of the Portland Division) shall be deemed attributable for all purposes to the Common Stock.

2. The Participating Preferred Stock shall be preferred over the Common Stock as to assets and in the event of any liquidation or dissolution or winding up of the corporation (whether voluntary or involuntary), the holders of such Participating Preferred Stock shall be entitled to receive before any distribution of the assets shall be made to the holders of the Common Stock out of the assets of the corporation available for distribution to its stockholders, an amount equal to (1) the par value thereof ($30.00 per share) plus (2) the amount, after any appropriate debit as to (3) below, of the then “Portland Excess Earnings Account” up to only, however, a total amount of $1,932,000 and plus (3) all $6.00 Preferred Dividends accrued in arrears on such Participating Preferred Stock. After payment in full of the amounts hereinabove stated to be payable with respect to the Participating Preferred Stock, the holders of the Common Stock shall be entitled to the exclusion of the holders of the Participating Preferred Stock, except as in the next sentence hereof provided, to all the assets of the corporation then remaining. In addition to the preference over Common Stock as to assets in this subsection 2 hereinabove provided, the holders of the Participating Preferred Stock shall be entitled to share ratably with the holders of the Common Stock in the same proportion as such holders would have shared, if a regular dividend had been declared which was subject to section 1(b) hereof in any distribution which, in effect, represents a distribution of earned surplus to which such Participating Preferred shareholders would have been entitled to share in ratably in the event such distributions were made as dividends under said preceding section l(b). For the purpose hereof, any such distribution deemed to have been so made from such earned surplus, shall be with respect only to distributions made after the holders of the Common Stock shall have first received an amount equal to the par value thereof.

3. Except as hereinafter provided, each holder of the Participating Preferred Stock shall at all times and for all purposes be entitled to one-third (1/3) of one vote for each share of such Preferred Stock then of record in his name on the books of the corporation; and except as hereinafter otherwise provided, each holder of Common Stock shall at all times and for all purposes be entitled to one (1) vote for each share of Common Stock then of record in his name on the books of the corporation. Notwithstanding the foregoing, the holders of the Participating Preferred Stock shall vote separately and as a group for four (4) of the total number of members of the Board of Directors of the corporation and which four (4) so elected shall also be members of the KATU Executive Committee. Likewise, with respect to the other directors, the holders of the Common Stock shall have the right as a class voting alone to elect all of the other members of the board of directors and such number of directors so elected shall also be members of the KOMO Executive Committee. With respect to both of the foregoing (the election of directors by the Preferred Stock and by the Common Stock), each holder of the Preferred Stock and each holder of the Common Stock shall with respect thereto in the election of directors be entitled to one (1) vote for each share of such stock then of record in his name on the books of the corporation. Otherwise, except as with respect to the election of directors, voting rights shall be as otherwise provided in this paragraph.

4. In The event of a sale of the Portland operation necessitating the cessation of the Portland Division, or of a merger of this corporation with another corporation of a nature which would make impossible or undesirable the continuation of the allocation of profits with respect to the Portland Division as provided herein, then and in that event this corporation, at the option of the Board of Directors with respect to any such merger but otherwise mandatory, shall or may redeem the whole of the outstanding Participating Preferred Shares at such time or as soon thereafter as feasible by paying in cash therefor, ratably per share, an amount equal to (1) the par value ($30.00 per share), plus (2) the amount after any appropriate debit as to (3) below of the then “Portland Excess Earnings Account” up to only, however, a total amount equal to One Million Nine Hundred Thirty-Two Thousand Dollars ($1,932,000) and plus (3) all $6.00 Preferred Dividends accrued in arrears on such Participating Preferred Stock, and plus (4) the further sum, if any, as clearly represents the consideration received by the corporation as a result of the sale, exchange or other disposition of the properties and business of the Portland Division in excess of the foregoing total amount of (1), (2) and (3) above. In the event such amount is not readily ascertainable, then the four (4) directors elected by the vote of the Participating Preferred Stock shall meet with the other directors in an attempt to agree upon such amount. If by vote of a majority of each such group such an agreement cannot be reached within thirty (30) days after the time the matter is first presented, then any such additional amount shall be submitted to an arbitrator for arbitration or decision in such manner as said arbitrator shall determine, with the benefit of such independent investigation of the facts as he may undertake; and the arbitrator shall have the right to hire accountants or other experts as he shall deem necessary to assist him in making any determination. The determination of the arbitrator shall be conclusive and binding. The arbitrator shall also determine which class of stock is to bear the expense of such determination and the amount to be borne, if any, by each class of stock. His determination as to such matter shall be determined as he sees fit in his best discretion based upon the facts which he thinks should be determinative of the matter. The arbitrator shall be selected in the following manner: if the directors elected by the vote of the Participating Preferred Stock cannot agree with the directors elected by the vote of the Common Stock on an arbitrator, such respective groups of directors shall each, as soon as reasonably possible thereafter and not later than thirty (30) days, submit to the other a list in alphabetical order of five (5) active members of either the Washington State Bar Association or the Oregon State Bar Association who are acceptable as arbitrators. If both groups submit lists, the arbitrator shall be the attorney whose name appears on both lists. If no name appears on both lists, the respective groups of directors, as soon as reasonably feasible, shall submit new lists repeating such process until an arbitrator is selected. In the event that the person so selected shall, for any reason, refuse or cease to act before a determination is made, then a second arbitrator shall be selected who shall be the attorney, if any, whose name appears on both parties’ lists next below that of the initially selected arbitrator, or if none, the selection process shall be repeated in the manner aforesaid. If either group fails or refuses to submit any list within a period of ten (10) days after written request from the other group of directors to do so, then the arbitrator shall be the first attorney named in the list submitted by the other group of directors and his successors, if any, shall be the other attorneys so named in the order named.

ARTICLE IV.

Time

The duration of this corporation, that is to say, its time of existence, shall be perpetual.

ARTICLE V.

Directors and Bylaws

1. The number of directors of the corporation shall be fixed by its Bylaws and may be changed from time to time in the manner provided by its Bylaws, but the number of said directors shall never be fewer than one (1) nor more than fifteen (15).

2. In furtherance and not in limitation of the powers conferred by the laws of the State of Washington, the Board of Directors is expressly authorized to make, alter and repeal the Bylaws of this corporation subject to the power of the stockholders of this corporation to change or repeal such Bylaws.

ARTICLE VI

Principal Place of Business

The name of the City and County in which the principal place of business of the Company is to be, and shall be, located is the City of Seattle, County of King, and State of Washington.

ARTICLE VII

Personal Liability of Directors

Personal liability of a Director of this Corporation to the Corporation or its shareholders for monetary damages for the conduct of such Director, as a Director of this Corporation, is hereby eliminated to the full extent authorized by RCW Section 23A.12.020(d).

IN WITNESS WHEREOF, this Restated Articles of Incorporation, restates and integrates the provisions of the corporation’s Articles of Incorporation and all Amendments to them in accordance with Section 23B.10.070 of the Washington Business Corporation Act.

DATED this 16th day of February, 2001.

FISHER BROADCASTING COMPANY

By:	/s/ Sharon J. Johnston
Secretary

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION OF FISHER BROADCASTING INC.

THESE ARTICLES OF AMENDMENT of the Articles of Incorporation of FISHER BROADCASTING INC. a Washington corporation, are hereby executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

1. The name of the corporation is FISHER BROADCASTING INC.

2. Article I of the Articles of Incorporation of the corporation is hereby amended to read as follows:

ARTICLE I

Name

The name of the corporation is FISHER BROADCASTING COMPANY.

3. The above amendment was adopted on February 16, 2001.

4. The above amendment was duly approved by the Board of Directors of the corporation, without shareholder action, in accordance with the provisions of Section 23B.10.020(5) of the Washington Business Corporation Act. Shareholder action was not required to effect this amendment.

DATED this 7th day of March, 2001.

FISHER BROADCASTING INC.

By:	/s/ William W. Krippaehne, Jr.
William W. Krippaehne, Jr.
Its Chairman and Chief Executive Officer

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION OF FISHER BROADCASTING COMPANY	FILED SECRETARY OF STATE JUN 06 2001 STATE OF WASHINGTON

THESE ARTICLES OF AMENDMENT of the Articles of Incorporation of FISHER BROADCASTING COMPANY, a Washington corporation, are hereby executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

1. The name of the corporation is FISHER BROADCASTING COMPANY.

2. Article V, of the Articles of Incorporation of the corporation is hereby revised in its entirety and amended to read as follows:

ARTICLE V

A. The number of directors of the corporation shall be fixed by its Bylaws and may be changed from time to time in the manner provided by its Bylaws, but the number of said directors shall never be fewer than one (1) nor more than fifteen (15).

3. The above amendment was adopted on February 16, 2001.

4. The amendment was duly approved by the sole shareholder of the corporation in accordance with the provisions of Sections 23B.10.030 and 23B. 10.040 of the Washington Business Corporation Act.

DATED this 4th day of June, 2001.

FISHER BROADCASTING COMPANY

By:	/s/ William W. Krippaehne, Jr.
William W. Krippaehne, Jr.
Its Chairman and Chief Executive Officer